UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

SKECHERS U.S.A., INC.
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

SKECHERS U.S.A., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to Be Held on Thursday, May 24, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Skechers U.S.A., Inc., a Delaware corporation, to be held at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266 on Thursday, May 24, 2012 at 10:00 a.m. Pacific Time.

Our Annual Meeting is being held to elect three members to the Board of Directors to serve for a three-year term as Class I Directors and to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set the close of business on March 30, 2012 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting. The following proxy statement and enclosed proxy card are being sent to each stockholder as of the record date, and our 2011 annual report is enclosed with this notice to our stockholders.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Stockholder Meeting to Be Held on May 24, 2012: The proxy statement and 2011 annual report are available in the SEC filings section of the investor relations page of our corporate information website at www.skx.com/investor.jsp.

You are cordially invited to attend the Annual Meeting, and if you plan to attend the Annual Meeting in person, you may find directions by going to the annual meeting of stockholders section of the investor relations page of our corporate information website at www.skx.com/investor.jsp. If you do not expect to attend, or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy card and return it in the enclosed postage-paid envelope. Returning a signed proxy card will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy card promptly to avoid the expense of additional proxy solicitation.

FOR THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 30, 2012

Manhattan Beach, California

SKECHERS U.S.A., INC.

PROXY STATEMENT

For Annual Meeting to be Held

May 24, 2012 at 10:00 a.m. Pacific Time

This proxy statement is delivered to you by Skechers U.S.A., Inc., a Delaware corporation (“we,” “us,” “our,” “our company” or “Skechers”), in connection with our Annual Meeting of Stockholders to be held on May 24, 2012 at 10:00 a.m. Pacific Time at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266 (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is April 30, 2012. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of the nominees for director named herein. Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying our Corporate Secretary, Philip Paccione, in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Annual Meeting. If your shares are held in street name and you want to change your vote, please contact your broker, bank or other nominee to find out how to do so. We will incur the cost of this solicitation of proxies that will be made by mail. In addition, our officers and other regularly engaged employees may, in a limited number of instances, solicit proxies personally or by telephone. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our Class A Common Stock and Class B Common Stock.

Holders of our Class A Common Stock and Class B Common Stock of record at the close of business on March 30, 2012 will be entitled to vote at the Annual Meeting. There were 38,722,923 shares of Class A Common Stock and 11,274,090 shares of Class B Common Stock outstanding on that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, and the presence in person or by proxy of holders of a majority of the combined voting interest of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Annual Meeting. A quorum must be established to consider any matter. The three candidates for director receiving the most votes of the votes entitled to be voted at the Annual Meeting will become directors of Skechers. Stockholders may not cumulate their votes. Any other proposals require the affirmative “for” vote of a majority of the shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained, and will not be counted in determining whether there is a quorum. A properly executed proxy marked “Abstain” with respect to any such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because directors are elected by a plurality of the votes cast, proxies marked “Abstain” as to Proposal No. 1 will not have any effect on the election of directors as long as one vote is cast for each director nominee.

Our principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each director serving a three-year term and until their successors are duly elected and qualified or until their death, resignation or removal. One class of directors is elected annually at our annual meeting of stockholders. Our bylaws provide for a variable Board of Directors with between five and nine members. We currently have nine members on our Board of Directors. Our bylaws give the Board of Directors the authority to increase or decrease the number of directors without the approval of our stockholders, and our bylaws also give our stockholders the authority to increase or decrease the size of our Board of Directors.

Unless otherwise directed by stockholders, within the limits set forth in our bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Robert Greenberg, Morton Erlich and Thomas Walsh who are director nominees and are currently members of the Board of Directors. We have been advised by Robert Greenberg, Morton Erlich and Thomas Walsh of their availability and willingness to serve if re-elected. In the event that any of Robert Greenberg, Morton Erlich and Thomas Walsh becomes unavailable or unable to serve as a member of the Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote FOR these director-nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Information Concerning Director Nominees

Name	Age	Class and Year in Which Term Will Expire if Re-elected	Position
Robert Greenberg	72	Class I (2015)	Chairman of the Board and Chief Executive Officer
Morton Erlich	67	Class I (2015)	Director
Thomas Walsh	70	Class I (2015)	Director

Robert Greenberg has served as our Chairman of the Board and Chief Executive Officer since October 1993.

As our founder, leader and largest stockholder since our inception in 1992 and the driving force behind our brand and our products, Mr. Greenberg is uniquely qualified to serve on and lead our Board of Directors.

Morton Erlich has served as a member of our Board of Directors since January 2006 and has been an independent investor and consultant since September 2004. Mr. Erlich worked for 34 years at KPMG LLP including 24 years as an audit partner until retiring in September 2004. His last position at KPMG LLP was office managing partner of the office in Woodland Hills, California.

Mr. Erlich’s qualifications to serve on our Board include 34 years of accounting and finance experience at KPMG LLP and being licensed as a certified public accountant (inactive) in California since 1974. While a partner with KPMG LLP, Mr. Erlich served as lead audit partner for numerous companies in a variety of industries including companies in consumer markets, manufacturing, distribution and retail sectors. His accounting and finance experience includes expertise with various types of transactions such as bank lines of credit, debt financings, equity financings including public offerings, and mergers and acquisitions.

Thomas Walsh has served as a member of our Board of Directors since September 2010. From May 1993 until retiring in November 2006, Mr. Walsh served as senior vice president and portfolio manager with Colbie Pacific Capital, which is a factoring and asset-based lender located in Southern California.

Mr. Walsh’s qualifications to serve on our Board include over 40 years of experience in managing and providing guidance to companies, the majority of which were in the apparel business, regarding debt financing options, issues with collateral on existing debt and action plans for companies with respect to distressed customers. His qualifications also include a background in accounting and extensive experience in evaluating businesses and evaluating their financial information.

Directors Not Standing for Election

The members of the Board of Directors who are continuing and not standing for election at this year’s Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Will Expire	Position
Michael Greenberg	49	Class II (2013)	President and Director
David Weinberg	61	Class II (2013)	Executive Vice President; Chief Operating Officer; Chief Financial Officer; and Director
Jeffrey Greenberg	44	Class II (2013)	Senior Vice President, Active Electronic Media and Director
Geyer Kosinski	46	Class III (2014)	Director
Richard Rappaport	52	Class III (2014)	Director
Richard Siskind	66	Class III (2014)	Director

Michael Greenberg has served as our President and a member of our Board of Directors since our company’s inception in 1992, and from June 1992 to October 1993, he served as our Chairman of the Board.

Mr. Greenberg’s qualifications to serve on our Board include over 25 years of experience in the footwear industry, specifically in sales, including his leadership as President of our company for the last 20 years.

David Weinberg has served as our Chief Operating Officer since January 2006, as our Chief Financial Officer since September 2009 and from October 1993 to January 2006, and as Executive Vice President and a member of our Board of Directors since July 1998.

Mr. Weinberg’s qualifications to serve on our Board include more than 20 years of experience in the footwear industry, specifically in finance and operations, including 14 years as our Chief Financial Officer and six years as our Chief Operating Officer.

Jeffrey Greenberg has served as our Senior Vice President, Active Electronic Media since June 2005 and as a member of our Board of Directors since September 2000. From January 1998 to June 2005, Mr. Greenberg served as our Vice President, Active Electronic Media. Previously, Mr. Greenberg served as our Chief Operating Officer, Secretary and a member of our Board of Directors from June 1992 to July 1998, and as our Chief Executive Officer from June 1992 to October 1993.

Mr. Greenberg’s qualifications to serve on our Board include over 20 years of experience in the footwear industry, specifically in marketing and operations, including his role on our management team during our early years of growth following our company’s inception in 1992.

Geyer Kosinski has served as a member of our Board of Directors since November 2001. Since July 2004, Mr. Kosinski has been the Chairman and Chief Executive Officer of Media Talent Group, a talent management and production company that produces feature films and television programming and manages over 50 actors, writers and directors. From April 1997 to June 2004, Mr. Kosinski was a Managing Partner and co-owner of Industry Entertainment, a talent management and production company that produced feature films and television programming and managed over 100 actors, writers and directors.

Mr. Kosinski’s qualifications to serve on our Board include 19 years of leadership and transactional experience, specifically managing the careers of actors, writers and directors and developing and producing numerous feature films and television series in the entertainment industry.

Richard Rappaport has served as a member of our Board of Directors since September 2010. In 1999, Mr. Rappaport founded WestPark Capital, a full service investment banking and securities brokerage firm that serves the needs of both private and public companies worldwide, as well as individual and institutional investors, and he is its Chief Executive Officer. Mr. Rappaport received his B.S. in Business Administration from the University of California at Berkeley, and his M.B.A. from the University of California at Los Angeles.

In August 2004, Mr. Rappaport entered into a settlement agreement with the NASD (the “Settlement Agreement”) to settle claims that Mr. Rappaport failed in his capacity as Chief Compliance Officer of WestPark Capital to properly supervise the preparation of the six research reports released by WestPark Capital between July 2001 and October 2002 regarding public companies with speculative securities which WestPark Capital and Mr. Rappaport knew or had reason to know were misleading in light of certain omissions and exaggerated, unwarranted and misleading statements. Under the terms of the Settlement Agreement, and without admitting or denying any liability, Mr. Rappaport voluntarily surrendered his Series 24 license to act as a general securities principal on behalf of WestPark Capital for a period of 30 days restricting Mr. Rappaport’s participation in principal activities (the “Temporary Principal Suspension”), was required to requalify his Series 24 license and paid a fine of $50,000. Despite his good faith efforts to comply with the terms of the Temporary Principal Suspension and his reliance on the advice of legal counsel regarding the scope of the restricted activities, the NASD determined that certain of the activities that Mr. Rappaport engaged in during the Temporary Principal Suspension were considered “principal activities.” In September 2006, Mr. Rappaport entered into a letter of acceptance, waiver and consent (the “Consent”) with the NASD in connection with the violation of the Temporary Principal Suspension. Under the terms of the Consent, and without admitting or denying any liability, Mr. Rappaport voluntarily surrendered his Series 7 and 24 licenses for a second 30-day period and paid an additional fine of $10,000. Mr. Rappaport fully complied with the terms of the Consent to the satisfaction of the NASD.

Mr. Rappaport’s qualifications to serve on our Board include 24 years of experience in business development and corporate finance, specifically in the United States and international small cap investment banking and securities markets; he has completed over 50 public offerings of issuers’ stock and numerous private financing and M&A transactions. During his career, he has helped companies plan and implement their financial and business development strategies.

Richard Siskind has served as a member of our Board of Directors since June 1999. In 1991, Mr. Siskind founded R. Siskind & Company, a business that purchases brand name men’s and women’s apparel and accessories and redistributes those items to off-price retailers. R. Siskind & Company also controls other companies that have licenses and distribution agreements for various brands, and he is its Chief Executive Officer and a member of its Board of Directors. From November 2002 to June 2006, Mr. Siskind served as a member of the Board of Directors of Magic Lantern Group, Inc. (AMEX:GML), which changed its name from JKC Group, Inc.

Mr. Siskind’s qualifications to serve on our Board include over 35 years of experience as chief executive officer of various companies in the consumer retail sector, including four years as Chief Executive Officer and six years as a Board member of Magic Lantern Group, a publicly traded apparel company, and 20 years as founder, majority shareholder and leader of R. Siskind & Company. Mr. Siskind’s experience with consumer retail businesses includes expertise with business planning, operations, finance, inventory control, acquisitions and licenses.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of our Board of Directors. For information concerning Robert Greenberg, Michael Greenberg and David Weinberg, see “Directors Not Standing for Election” above.

Name	Age	Position
Philip Paccione	50	General Counsel; Executive Vice President, Business Affairs; and Corporate Secretary
Mark Nason	50	Executive Vice President, Product Development

Philip Paccione has served as our Executive Vice President, Business Affairs since February 2000, as our Corporate Secretary since July 1998 and as our General Counsel since May 1998.

Mark Nason has served as our Executive Vice President, Product Development since March 2002. From January 1998 to March 2002, Mr. Nason served as our Vice President, Retail and Merchandising, and from December 1993 to January 1998, he served as our Director of Merchandising and Retail Development.

Robert Greenberg is the father of Michael Greenberg and Jeffrey Greenberg; other than the foregoing, no family relationships exist between any of our executive officers or directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Committees of the Board and Attendance at Meetings

Our Corporate Governance Guidelines were adopted by our Board of Directors as of April 28, 2004 to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are posted in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com/investor.jsp. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Our Board of Directors met four times in 2011, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member. While we do not have a policy requiring our directors to attend our Annual Meeting of Stockholders, all of the directors attended the Annual Meeting of Stockholders held in 2011.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The table below provides current membership and meeting information for 2011 for each of the committees. Each of the members of these committees is independent as defined by Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual (collectively, the “NYSE Rules”), and each member of the Audit Committee is independent as defined by Section 10A(m)(3) of, and Rule 10A-3(b) under, the Securities Exchange Act. All committee meetings were attended by all respective committee members in 2011.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Morton Erlich	X*	X	X*
Geyer Kosinski	X
Richard Siskind	X	X*	X
Total Meetings in 2011	6	7	3

*	Committee Chairman

Each of these committees acts under a written charter that complies with the applicable NYSE Rules and Securities and Exchange Commission (“SEC”) rules. The functions performed by the committees are summarized below and are set forth in greater detail in their respective charters. The complete text of the charter for each committee can be found in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com/investor.jsp, and copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Director Independence

Our Board of Directors has nine members including six non-management directors, which are those directors who are not also serving as one of our executive officers. Our Board of Directors has affirmatively determined that the Board has five members who are independent as defined by Section 303A.02 of the NYSE Rules. These directors are Morton Erlich, Geyer Kosinski, Richard Rappaport, Richard Siskind and Thomas Walsh. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with our company, its subsidiaries and affiliates. The Board considered relationships and transactions between each director or any member of his immediate family and our company and its subsidiaries and affiliates, including those reported in the section entitled “Transactions with Related Persons” in this proxy statement. The purpose of the Board’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Rules.

Board Leadership Structure

Robert Greenberg currently serves as both Chairman of the Board and Chief Executive Officer of our company. We believe combining the roles of Chairman and Chief Executive Officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. Mr. Greenberg’s knowledge regarding our operations and the industries and markets in which we compete positions him to best identify matters for Board review and deliberation. The dual role serves as a bridge between management and the Board of Directors that enables Mr. Greenberg to provide his insight and direction on important strategic initiatives to both groups, ensuring that they act with a common purpose. As our founder and our largest stockholder, with beneficial ownership of approximately 31.7% of the aggregate number of votes eligible to be cast by our stockholders and the ability to exert significant influence over matters requiring approval by our stockholders, we believe Mr. Greenberg is the appropriate person to lead both our Board of Directors and the management of our company.

To further strengthen our corporate governance structure and provide independent oversight of our company, our Board of Directors appointed Morton Erlich as our Lead Independent Director. As Lead Independent Director, Mr. Erlich acts as a liaison between the non-management directors on our Board and Robert Greenberg and the other members of our management team, chairs regularly held executive sessions without our management present, and performs other functions as requested by the non-management directors. Executive sessions are typically held in conjunction with regularly scheduled Audit Committee meetings and Board meetings, and additional sessions may be called by the Lead Independent Director in his own discretion or at the request of the Board of Directors.

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board of Directors delegates much of this responsibility to the various committees of the Board. The Audit Committee is responsible for inquiring of management, our Director of Internal Audit and our independent registered public accounting firm about our financial reporting processes, internal controls and policies with respect to financial risk assessment and management. The Chairman of the Audit Committee has periodic discussions with our Director of Internal Audit about the adequacy and effectiveness of steps taken to monitor, control and report financial risk exposures, and the Director of Internal Audit also presents the Audit Committee with formal periodic status reports as well. The Compensation Committee oversees risks related to our compensation programs and the Nominating and Governance Committee is responsible for reviewing regulatory and other corporate compliance risks. The Board is advised by the committees of significant risks and management’s response via periodic updates.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties who wish to contact our Presiding Independent Director, Morton Erlich, or any of our other directors either individually or as a group may do so by writing to them c/o Philip Paccione, Corporate Secretary, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Each writing interested party should specify whether the communication is directed to our entire Board of Directors, to only the non-management directors or to a particular director.

Audit Committee

Our Board of Directors has determined Morton Erlich, who is the Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The Audit

Committee is responsible for overseeing and evaluating (i) the quality and integrity of our financial statements, (ii) the performance of our internal audit and internal controls functions in addition to financial risk assessment and management applicable to our company, (iii) our policies and procedures regarding transactions with related persons, as described in greater detail below in the section entitled “Transactions with Related Persons,” (iv) the appointment, compensation, independence and performance of our independent registered public accounting firm, and (v) our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board whether such disclosure should be included in our proxy statement and (iv) overseeing risks related to our compensation programs and (v) producing a report on executive compensation for inclusion in our proxy statement in accordance with the applicable rules of the SEC. This includes reviewing and approving the annual compensation of our Chief Executive Officer and other executive officers, reviewing and making recommendations to the Board with respect to executive compensation plans, including incentive compensation and equity-based compensation, and reviewing and approving performance goals and objectives with respect to the compensation of our Chief Executive Officer and other executive officers consistent with our executive compensation plans.

Neither of the members of our Compensation Committee has ever been an employee or officer of our company or any of its subsidiaries. None of our executive officers has served or currently serves on the board of directors or on the compensation committee of any other entity, which has officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2011.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for (i) developing and recommending to our Board of Directors the criteria for selecting directors and assessing director independence, (ii) identifying individuals qualified to become members of our Board of Directors and recommending candidates as director nominees for election to the Board, (iii) considering and making recommendations to the Board regarding its size and composition, director assignments to the other Board committees and the appointment of a chairperson for each of the other Board committees, (iv) overseeing the evaluation of our management, the Board and its committees, (v) evaluating and recommending to the Board changes to the corporate governance guidelines applicable to our company, and (vi) reviewing regulatory and other corporate compliance risks applicable to us.

Director Nominations

The Nominating and Governance Committee recommends to our Board of Directors candidates to fill vacancies or for election or re-election to the Board. In the event of a vacancy on our Board of Directors, the process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to our Board members, management and others for recommendations, meeting from time to time to evaluate biographical information and qualifications relating to potential candidates and interviews of selected candidates by members of the committee and other directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including independence requirements of the NYSE. Our Board of Directors ultimately determines the director nominees approved for inclusion on the proxy card for each annual meeting of stockholders.

Our Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity and does so in the broadest sense. The committee evaluates the abilities and skills, age and education, industry and professional background, and accounting and financial experience of all potential director nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a diverse mix of background, experience, knowledge and skills that will best allow our Board to fulfill its responsibilities including oversight of our business.

The Nominating and Governance Committee will consider candidates recommended by stockholders for nomination for election as directors. The committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates recommended by our Board members, management and others. Stockholders wishing to submit recommendations must provide the following information by written notice to the attention of our General Counsel by certified or registered mail:

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residential address of the candidate;

•	the principal occupation or employment of the person;

•	the class and number of shares of our stock that are beneficially owned by the candidate; and

•	the candidate’s consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to the stockholder recommending a candidate for director:

•

the name and address, as they appear on our stock transfer books, of the stockholder and of the beneficial owners, if any, of the stock registered in the stockholder’s name and the name and address of other stockholders known by the stockholder to be supporting the nominee; and

•

the class and number of shares of our stock beneficially owned (i) by the stockholder and the beneficial owners, if any, and (ii) by any other stockholders known by the stockholder to be supporting such candidates.

To be considered by the Nominating and Governance Committee for the 2013 Annual Meeting of Stockholders, nominations for director candidates must be received at our principal office within the time period set forth below under the section “Nominations and Stockholder Proposals for 2013 Annual Meeting” in this proxy statement.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, was adopted by our Board of Directors as of April 28, 2004 and amended by the Board as of January 15, 2007. The purpose of the Code of Business Conduct and Ethics is to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted in the corporate governance section of the investor relations page of our corporate information website located at www.skx.com/investor.jsp. We intend to promptly post any amendments to or waivers of the Code of Business Conduct and Ethics on our website. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our non-employee directors during 2011. Robert Greenberg, Michael Greenberg, David Weinberg and Jeffrey Greenberg are not included because as employee directors, they did not earn any additional compensation for services provided as members of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Total Compensation ($)
Morton Erlich	85,000	85,000
Geyer Kosinski	45,000	45,000
Richard Rappaport	34,500	34,500
Richard Siskind	70,000	70,000
Thomas Walsh	36,000	36,000

(1)	This column reports the amount of cash compensation earned in 2011 for Board and committee service.

Non-Employee Directors. We paid each of our non-employee directors annual compensation of $30,000 for serving on the Board of Directors in 2011. Our Audit Committee Chairman, Compensation Committee Chairman and Nominating and Governance Committee Chairman were paid additional annual fees of $15,000, $10,000 and $10,000, respectively, in 2011. Non-employee directors also received fees of $1,500 for each Board and committee meeting attended during 2011. Non-employee directors are reimbursed for reasonable costs and expenses incurred for attending any of our Board or committee meetings. Compensation, fees, and reimbursable costs and expenses are paid quarterly. During 2011, non-employee directors were eligible to receive awards of restricted shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Incentive Award Plan (the “2007 Plan”) as determined by the Board of Directors. In 2011, our non-employee directors were not issued any restricted shares of Class A Common Stock nor granted any options to purchase shares of Class A Common Stock.

Employee Directors. As of December 31, 2011, Robert Greenberg, Michael Greenberg and David Weinberg were the only Named Executive Officers serving on our Board of Directors, and Jeffrey Greenberg was the only non-executive employee serving on our Board of Directors. Employees of Skechers who are members of the Board of Directors are not paid any directors’ fees. Compensation of Robert Greenberg, Michael Greenberg and David Weinberg earned in 2011 is set forth under “Executive Compensation.” Compensation of Jeffrey Greenberg earned in 2011 is described in the section entitled “Transactions with Related Persons” in this proxy statement. During the 2011 fiscal year, employee directors were eligible to receive awards of shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2007 Plan as determined by the Board of Directors. In 2011, our employee directors were not issued any restricted shares of Class A Common Stock nor granted any options to purchase shares of Class A Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our Named Executive Officers for 2011 should be read together with the compensation tables and related disclosures set forth below. The Named Executive Officers are those executive officers listed in the table captioned Summary Compensation Table in this proxy statement: Robert Greenberg, Chief Executive Officer; Michael Greenberg, President; David Weinberg, Chief Operating Officer and Chief Financial Officer; Mark Nason, Executive Vice President of Product Development; and Philip Paccione, General Counsel and Corporate Secretary. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Role of Compensation Committee

Our executive compensation program is administered by or under the direction of the Compensation Committee of our Board of Directors. Under the terms of its Charter, the Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with Skechers’ management this Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board its inclusion in this proxy statement and (iv) producing the annual report on executive compensation included elsewhere in this proxy statement in accordance with the applicable SEC rules.

The Compensation Committee has the authority to retain the services of outside advisors, experts and other consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers and the Board of Directors. Neither we nor our Compensation Committee retained a compensation consultant in 2011 to review policies and procedures with respect to executive compensation or to advise us on compensation matters. For 2011, the Compensation Committee reviewed management’s compensation recommendations and then discussed these recommendations with management. These recommendations were then approved by the Compensation Committee.

Role of Management in Compensation Decisions

Management, led by our Chief Executive Officer, President and Chief Operating Officer, annually makes recommendations to the Compensation Committee regarding (i) annual base salary and bonuses to be paid to executive officers, (ii) the formation and modification of our equity-based and incentive compensation plans for executive officers, (iii) awards to be granted under our equity-based compensation plan and (iv) performance metrics to be used to calculate incentive compensation that executive officers may earn under our incentive compensation plan. Management also meets periodically with the Compensation Committee to discuss these recommendations, which are based on management’s assessment of the base salary, equity-based compensation and incentive compensation opportunities that are competitive within our industry and within the geographical labor markets in which we participate. The Compensation Committee has the authority to adopt, modify or reject any of these recommendations.

Compensation Objectives

The basic compensation philosophy of our management and the Compensation Committee is to provide competitive salaries and incentives to executive officers in order to promote superior financial performance. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our executive compensation policies are designed to achieve four primary objectives:

•	attract and motivate well-qualified individuals with the ability and talent to enable us to achieve our business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established financial performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce sense of ownership through award opportunities that can result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce achievement of continuing increases in stockholder value.

Consistent with our performance-based philosophy, the Compensation Committee reviews and approves our compensation programs to effectively balance executive officers’ salaries with incentive compensation that is performance-based as well as to reward annual performance while maintaining a focus on longer-term objectives. We believe that it serves the needs of our stockholders and key executives to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varies based on an executive officer’s position and responsibilities within Skechers.

To maximize stockholder value, we believe that it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the Compensation Committee reviews not only the individual compensation elements, but the mix of individual compensation elements that make up the aggregate compensation and attempts to balance the total compensation package between short-term, long-term and currently paid cash and equity compensation in a way that meets the objectives set forth above.

Elements of Compensation

Our executive compensation consists of three primary components:

•	base salary and benefits;

•	performance-based compensation, if any, under the 2006 Annual Incentive Compensation Plan (the “2006 Plan”); and

•	equity compensation awarded under the 2007 Plan.

These components, individually and in the aggregate, are designed to accomplish one or more of the four compensation objectives described above.

Base Salary

Base salaries for our Named Executive Officers are established based on the scope of their respective responsibilities, taking into account market compensation paid by competitors within our industry and other companies of similar type, size and financial performance for individuals in similar positions. We set base compensation for our Named Executive Officers at levels that we believe enable us to hire and retain individuals in a competitive environment, and to reward satisfactory performance at an acceptable level based upon contributions to our overall business objectives.

Base salaries are generally reviewed annually, but may be adjusted from time to time to realign salaries with market levels. In reviewing base salaries, we consider various factors, including (i) each individual’s level of responsibilities, performance and results achieved, and professional experience, (ii) a comparison to base salaries paid to employees in comparable positions by our competitors and companies of similar type, size and financial performance and (iii) cost of living increases.

The 2011 annual base salaries of the Named Executive Officers were not increased from their 2010 levels. Mr. Paccione’s base salary, as reported in the Summary Compensation Table, was less in 2010 because he received a raise of $100,000 during early 2010 that was not retroactive to the beginning of the year. As reported in the Summary Compensation Table, the total compensation of each Named Executive Officers earned in 2011 was significantly less than the prior year, primarily due to our financial performance declining in 2011, which resulted in lower incentive compensation earned by the Named Executive Officers.

Annual Incentive Compensation

The 2006 Plan is intended to advance our interests and those of our stockholders and to assist us in attracting and retaining executive officers by providing incentives and financial rewards to such executives who, because of the extent of their responsibilities can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional services.

The 2006 Plan provides executive employees including the Named Executive Officers with the opportunity to earn bonuses based on our financial performance by linking incentive award opportunities to the achievement of our performance goals. The 2006 Plan allows us to set annual performance criteria and goals that are flexible and change with the needs of our business. The Compensation Committee annually approves the performance criteria and goals that will be used in formulae to calculate our Named Executive Officers’ incentive compensation on a quarterly basis for each fiscal year. By determining performance criteria and setting goals at the beginning of each fiscal year, our Named Executive Officers understand our goals and priorities during the current fiscal year. Following the conclusion of each quarter during the current fiscal year, the Compensation Committee certifies the amount of the award for each participant for each such quarter. The amount of an award actually paid to a participant each quarter may, in the sole discretion of the Compensation Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for each such quarter.

The Compensation Committee approved the performance goals during the first quarter of 2011 for fiscal 2011. The business criteria used in the formulae to calculate the incentive compensation of our Chief Executive Officer, President, Chief Operating Officer and Executive Vice President of Product Development for 2011 were our EBITDA (earnings before interest, taxes, depreciation and amortization) and net sales because the Compensation Committee believes that they provide an accurate and comprehensive measure of our annual performance. For our General Counsel, who was the only other Named Executive Officer, our net sales were used to calculate his incentive compensation for 2011.

The potential payments of incentive compensation to our Named Executive Officers are performance-driven and therefore completely at risk. The payment of any incentive compensation for a fiscal year under the 2006 Plan is conditioned on our company achieving at least certain threshold performance levels of the business criteria approved by the Compensation Committee, and no payments will be made to our Named Executive Officers if the threshold performance levels are not met. Any incentive compensation to be paid to the Named Executive Officers in excess of the threshold amounts is based on the Compensation Committee’s pre-approved business criteria and formulae for the respective Named Executive Officers. The following table sets forth the two sets of performance criteria used to determine the Named Executive Officers’ annual incentive compensation on a quarterly basis, either or both of which may be earned depending on our company’s financial performance:

Name of Executive	Quarterly incentive compensation earned if a positive EBITDA is achieved for either the applicable quarter or the last four quarters combined ($)	Quarterly incentive compensation earned
equals amount by which net sales for the
applicable quarter exceeds net sales for the
corresponding quarter in the previous year
		multiplied by the listed percentage (%)
Robert Greenberg	187,500	0.500
Michael Greenberg	125,000	0.175
David Weinberg	50,000	0.150
Mark Nason	25,000	0.125
Philip Paccione	N/A	0.050

If positive EBITDA is achieved by our company for either the applicable quarter or the last four quarters combined, then each Named Executive Officer will earn a quarterly bonus equal to the amount set forth in the table above with respect to such quarter. If net sales for the applicable quarter exceed net sales for the corresponding quarter in the previous year, then the executive will earn a quarterly bonus equal to the amount of such excess multiplied by the percentage set forth in the table above with respect to such quarter. The pre-approved bonus amounts and percentages for 2011 were identical to those in 2010. The Compensation Committee did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in 2011, although the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

The Named Executive Officers were generally targeted to receive from 10% to 50% of their non-equity compensation for 2011 in annual incentive compensation, which was determined to be competitive in the marketplace for similar positions. These percentages were also identical to the targeted percentages for 2010. In determining these percentages, the Compensation Committee considered each Named Executive Officer’s position, responsibilities and prospective contribution to the attainment of our performance goals. The percentage of total compensation represented by incentive awards is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.” Accordingly, our Chief Executive Officer, Robert Greenberg, was at the top end of the range.

Based on our financial performance and the performance goals previously set by the Compensation Committee for each Named Executive Officer for 2011, the actual incentive compensation earned by each Named Executive Officer for 2011 was $562,500 for Robert Greenberg, which represented 35% of his total compensation; $375,000 for Michael Greenberg, which represented 26% of his total compensation; $150,000 for David Weinberg, which represented 12% of his total compensation, $75,0000 for Mark Nason, which represented 7% of his total compensation; and $0 for Philip Paccione. These percentages, ranging from approximately 0% to 35%, were lower than the targeted percentages of 10% to 50% due to our financial performance declining in 2011.

Incentive compensation awarded under the 2006 Plan complements the approach of our equity compensation program described below, which is focused on our long-term achievements for earnings per share and total stockholder return.

Equity-Based Compensation

Awards of restricted stock, stock options and other forms of equity-based compensation under the 2007 Plan are designed to:

•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in Skechers by participating Named Executive Officers.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders and equity-based compensation awards have historically been granted by Skechers to executive officers and other employees for the foregoing reasons and as further discussed below. Certain executive employees, including all of the Named Executive Officers other than Robert Greenberg, were awarded shares of restricted stock in September 2009 under the 2007 Plan as a component of their total compensation for the 2009 fiscal year. We have not granted any stock options to the Named Executive Officers as part of their annual compensation since February 2004.

Our employees, including the Named Executive Officers, are eligible to receive, from time to time, issuances of restricted stock, grants of stock options and other equity-based compensation under the 2007 Plan.

Restricted Stock

Historically, awards of restricted stock made to our Named Executive Officers are subject to certain restrictions that generally lapse over a period of two to four years from the date of the award depending on the specific award. This vesting schedule promoted retention and encouraged long-term investment in our company by the Named Executive Officers, especially those who did not already hold shares of our Class A or Class B Common Stock. This also provided a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders. An additional advantage of restricted stock is that, in comparison to stock options, fewer shares are required to deliver the same economic value. This may result in lower stockholder dilution than granting stock options. The Compensation Committee awarded restricted stock to the Named Executive Officers, except for Robert Greenberg, on September 4, 2009 as part of their total compensation for the 2009 fiscal year in part due to these advantages. These restricted stock awards are scheduled to vest in three equal installments, with one-third having vested on each of November 1, 2010 and 2011 and one-third scheduled to vest on November 1, 2012. Robert Greenberg did not receive an award of restricted stock in 2009 because the Compensation Committee determined that it was in his best interests to maintain his targeted non-equity incentive compensation for 2010, 2011 and 2012 at rates similar to 2009 rather than receive an award of restricted stock in lieu of lower targeted non-equity compensation for those years as did the other Named Executive Officers.

Employment Agreements, Severance Benefits and Change of Control Provisions

We do not have any employment, severance or change-of-control agreements in effect with any of our Named Executive Officers.

The restricted stock awards granted under our 2007 Plan provide that in the event of a change of control, all outstanding unvested shares will vest in full.

A “change of control” is generally defined in the 2007 Plan, including the equity award agreements thereunder, as (i) the acquisition by certain persons of our securities representing 50% or more of the combined voting power of our outstanding securities; (ii) a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved; (iii) approval by our stockholders of a merger or consolidation (except with certain permitted entities); or (iv) approval by our stockholders of a complete liquidation of our company or the sale or disposition of all or substantially all of our assets.

The Compensation Committee believes that our change of control policy is consistent with the objectives of providing the highest possible return to stockholders by allowing the Named Executive Officers to be able to effectively participate equally with stockholders in evaluating alternatives in the event of a change of control transaction, without compelling the Named Executive Officer to remain employed under new ownership.

Equity Award Practices

As described under the Equity Compensation section, equity-based awards are a significant component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information that might result in favorable pricing. New hire grants of awards to executive officers and other new employees are generally based on the date of hire. It is our practice that the per share exercise price for all grants of stock options be equal to the closing price of a share of our Class A Common Stock on the New York Stock Exchange on the date of grant, and we have never re-priced any grants.

Perquisites and Other Benefits

We provide our Named Executive Officers with perquisites and other benefits that are reflected in the “All Other Compensation” column in the table captioned Summary Compensation Table in this proxy statement, which we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include the following:

Aircraft usage. We have an agreement with an aircraft operator for use of its aircraft for business travel. Each Named Executive Officer may also use the aircraft for personal use. If we are not reimbursed for costs associated with personal use of the aircraft, such costs are considered taxable income to the Named Executive Officer. During 2011, there was no personal use of the aircraft by any of the Named Executive Officers for which we were not reimbursed in full.

Automobile usage. During 2011, automobiles that we purchased at our sole cost were used by Robert Greenberg, Michael Greenberg and David Weinberg. We also paid on their behalf the automobile insurance premiums related to their use of these automobiles.

Health Club Dues. During 2011, we paid health club membership fees for David Weinberg and Philip Paccione.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers.

The Compensation Committee believes that tax deductibility is a factor to be considered in evaluating a compensation program. The Compensation Committee generally seeks to structure compensation in a manner that is intended to avoid the disallowance of deductions under Section 162(m) of the Code. Nevertheless, when warranted due to competitive and other factors, the Compensation Committee may in certain circumstances award compensation that exceeds the deductibility limit under Section 162(m) of the Code or otherwise pay non-deductible compensation.

Internal Revenue Code Section 409A

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards

FASB ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock and stock options under the 2007 Plan are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Other Tax, Accounting and Regulatory Considerations

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of Skechers, and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully submitted,

Richard Siskind, Chairman

Morton Erlich

EXECUTIVE COMPENSATION

The following table sets forth selected information concerning the compensation earned by our Principal Executive Officer, Principal Financial Officer, and each of our three most highly compensated executive officers who served in positions other than Principal Executive Officer and Principal Financial Officer at the end of the last completed fiscal year (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Robert Greenberg	2011	1,000,000	—	562,500	24,477	(3)	1,586,977
Chairman of the Board and	2010	1,000,000	—	3,602,143	34,977		4,637,120
Chief Executive Officer	2009	1,038,462	—	1,148,471	34,766		2,221,699

Michael Greenberg	2011	1,000,000	—	375,000	68,381	(4)	1,443,381
President and Director	2010	1,000,000	—	1,498,250	60,144		2,558,394
	2009	1,038,462	5,403,000	778,930	62,377		7,282,769

David Weinberg	2011	1,000,000	—	150,000	73,579	(5)	1,223,579
Executive Vice President;	2010	1,000,000	—	1,055,643	84,521		2,140,164
Chief Operating Officer, Chief Financial Officer and Director	2009	1,038,462	2,251,250	439,083	66,462		3,795,257

Mark Nason	2011	1,000,000	—	75,000	22,380	(6)	1,097,380
Executive Vice President,	2010	1,000,000	—	813,036	22,359		1,835,405
Product Development	2009	1,038,462	1,350,750	299,236	21,656		2,710,104

Philip Paccione	2011	500,000	—	—	17,000	(7)	517,000
Executive Vice President,	2010	473,077	—	285,214	23,377		745,668
Business Affairs; General Counsel and Corporate Secretary	2009	415,385	1,350,750	78,033	23,304		1,867,472

(1)	Represents the aggregate grant date fair value of stock awards granted during the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718. The fair value was calculated using the closing price of our Class A Common Stock on the grant dates for the shares awarded.
(2)	Represents the cash awards that the Named Executive Officers earned under our 2006 Plan. Incentive compensation is paid quarterly based on performance levels that our company achieved in the prior quarter. The amounts listed for each year exclude any bonuses earned by the Named Executive Officers in the previous year that were paid in the indicated year and include incentive compensation earned in the fourth quarter of the indicated year that was paid in the following year. Additional information regarding the 2006 Plan is described in the section entitled “Compensation Discussion and Analysis” in this proxy statement.
(3)	Represents health and life insurance payments of $15,566, and costs of $8,911 related to automobiles purchased by us for use by Mr. Greenberg for 2011. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2006 and the automobile insurance premiums paid by us on behalf of Mr. Greenberg.
(4)	Represents health and life insurance payments of $22,380, costs of $46,001 related to automobiles purchased by us for use by Mr. Greenberg and automobile insurance premiums paid by us on behalf of Mr. Greenberg. The aggregate incremental costs of automobile usage are based on depreciation expense for automobiles purchased in 2008 and 2010, and the automobile insurance premiums paid by us on behalf of Mr. Greenberg.
(5)	Represents health and life insurance payments of $22,380, an annual payment of health club membership fees $1,092, costs of $50,107 related to automobiles leased or purchased by us for use by Mr. Weinberg. The aggregate incremental costs of automobile usage are based on depreciation expense for an automobile purchased in 2010, and the automobile insurance premiums paid by us on behalf of Mr. Weinberg.
(6)	Represents health and life insurance payments.
(7)	Represents health and life insurance payments of $15,908 and an annual payment of health club membership fees of $1,092.

Grants of Plan-Based Awards in Fiscal 2011

The following table provides information about plan-based awards granted to the Named Executive Officers in 2011: the grant date and the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the 2006 Plan that were awarded in 2011 for the performance period covering fiscal 2011. The Named Executive Officers did not receive any other stock awards or option awards in 2011.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards (1)
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert Greenberg	1/17/11	0	750,000	5,000,000
Michael Greenberg	1/17/11	0	500,000	5,000,000
David Weinberg	1/17/11	0	200,000	5,000,000
Mark Nason	1/17/11	0	100,000	5,000,000
Philip Paccione	1/17/11	0	0	5,000,000

(1)	These columns are intended to show the potential value of the payments for each Named Executive Officer under the 2006 Plan if the threshold, target or maximum goals are satisfied for the performance measures. The potential payments are performance-driven and therefore completely at risk. Incentive compensation is conditioned on our company achieving a minimum or threshold performance level, and no payments are made to the Named Executive Officers if the threshold performance levels are not met. The Compensation Committee approved the performance goals during the first quarter of 2011 for fiscal 2011. Additional information regarding the business measurements and performance goals for determining the payments are described in the section entitled “Compensation Discussion and Analysis—Annual Incentive Compensation” in this proxy statement. The target amounts presented in this table represent the annual amount payable to each of our Named Executive Officers for fiscal 2011, one-quarter of which is determined on a quarterly basis if positive EBITDA is achieved by our company for either the applicable quarter or the last four quarters combined under the 2006 Plan. There are no specific target amounts that can be determined with respect to the net sales component of incentive compensation under the 2006 Plan for fiscal 2011 because any amounts payable are determined on a quarterly basis based on pre-approved percentages for each Named Executive Officer multiplied by the amount, if any, that net sales for the applicable quarter exceed net sales for the corresponding quarter in the previous year. When determining the performance goals, the Compensation Committee did not place a limit on the non-equity incentive compensation that could be earned by the Named Executive Officers in fiscal 2011; however, the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

Options Exercised and Stock Vested in Fiscal 2011

The following table provides information for the Named Executive Officers regarding stock options exercised in 2011, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired in 2011 upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Greenberg	—	—	—	—
Michael Greenberg	—	—	100,000	1,450,000
David Weinberg	30,000	269,991	41,667	604,172
Mark Nason	10,247	108,809	25,000	362,500
Philip Paccione	—	—	25,000	362,500

(1)	Amounts are calculated by multiplying the number of shares of the Company’s Class A Common Stock acquired on exercise of the related option awards by the difference between the fair market value of the shares acquired at the time of exercise and the exercise price of the stock options.
(2)	Amounts are calculated by multiplying the number of shares acquired on vesting of the related stock awards by the closing price per share of the Company’s Class A Common Stock on the date of vesting.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information on the stock awards held by the Named Executive Officers as of December 31, 2011. This table includes unvested shares of restricted stock. Each equity award is shown separately for each Named Executive Officer. The market value of the stock award is based on the closing price of our Class A Common Stock as of December 31, 2011, which was $12.12. None of the Named Executive Officers held any outstanding stock option awards as of December 31, 2011. For additional information about option awards and stock awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

	Stock Awards
Name of Executive	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert Greenberg	—	—
Michael Greenberg	100,000	1,212,000
David Weinberg	41,666	505,004
Mark Nason	25,000	303,000
Philip Paccione	25,000	303,000

(1)	Shares of restricted stock scheduled to vest on November 1, 2012.

Change of Control Benefits

Upon a “change of control” under the 2007 Plan, Michael Greenberg, David Weinberg, Mark Nason and Philip Paccione would be entitled to full vesting of their outstanding restricted stock valued at $1,212,000, $505,004, $303,000 and $303,000, respectively, based on the closing price of our Class A Common Stock on December 31, 2011, which was $12.12 per share. Robert Greenberg did not hold any shares of restricted stock on December 31, 2011. As of December 31, 2011, the Named Executive Officers did not hold any shares of restricted stock or unvested stock options under our Amended and Restated 1998 Stock Option, Deferred Stock and Restricted Stock Plan (the “1998 Stock Plan”) or any unvested stock options under the 2007 Plan.

For additional information about change of control terms under the 2007 Plan, see the description provided in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2011 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders:
1998 Stock Plan	206,400		$7.62	—
2007 Plan	—		—	5,116,881
2008 ESPP	—		—	2,396,653

Total plans approved by security holders	206,400	(1)	$7.62	7,513,534	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	206,400			7,513,534

(1)	Amount does not include an additional 740,493 shares of restricted stock, which were awarded under the 2007 Plan, that were outstanding with a weighted-average grant date fair value of $19.02.
(2)	The shares available for issuance under the 2007 Plan are available for issuance as restricted stock and other forms of equity-based compensation in addition to stock options, warrants and rights. The number of shares available for future issuance under the 2008 Employee Stock Purchase Plan (the “2008 ESPP”) may be adjusted annually on January 1 for increases equal to the least of 500,000 shares, 1% of the outstanding shares of our capital stock on such date or a lesser amount as may be determined by our Board of Directors. The 1998 Stock Plan and the Amended and Restated 1998 Employee Stock Purchase Plan were terminated and no additional granting of awards or rights under those plans was permitted after December 31, 2007.

Relationship of Risk to Compensation Policies and Practices

In April 2012, our company’s management and Compensation Committee reviewed our compensation programs and identified the potential pay risks related to our compensation policies and practices for executives and other employees. The Compensation Committee discussed these potential pay risks with management, and we determined that any such pay risks are not reasonably likely to have a material adverse effect on our company. Base salaries are fixed in amount and thus do not encourage risk taking. While maximum bonus opportunities under our annual incentive compensation plan for executives, including our Named Executive Officers, are based on our net sales, we concluded that with the internal controls that we have over financial reporting, one or more participating employees would not be reasonably likely to be able to directly and materially affect such financial criteria. Equity awards of restricted stock make up a significant portion of each of our executive’s total compensation opportunity and these awards align executives’ interests with those of our stockholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and the awards are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance. Potential risks are also mitigated by the significant amounts of our Class B Common Stock that are beneficially owned by Robert Greenberg and other members of the Greenberg family who are employed by us.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Rules and SEC standards. The Audit Committee is responsible for oversight and evaluation of (i) the quality and integrity of Skechers’ financial statements, (ii) the performance of Skechers’ internal audit and internal controls functions in addition to financial risk assessment and management applicable to Skechers, (iii) Skechers’ policies and procedures regarding transactions with related persons, (iv) the appointment, compensation, independence and performance of Skechers’ registered public accounting firm, KPMG LLP, and (v) Skechers’ compliance with legal and regulatory requirements.

The Audit Committee has reviewed and discussed with Skechers’ management, internal finance staff, internal auditors and KPMG LLP, with and without management present, Skechers’ audited financial statements for the fiscal year ended December 31, 2011, management’s assessment of the effectiveness of Skechers’ internal controls over financial reporting and KPMG LLP’s evaluation of Skechers’ internal controls over financial reporting. The Audit Committee has also discussed with KPMG LLP the results of its examinations and the judgments concerning the quality, as well as the acceptability, of Skechers’ accounting principles and such other matters that Skechers is required to discuss with its independent registered public accounting firm under applicable rules, regulations and U.S. generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended, and adopted by the Public Company Accounting Oversight Board in Rule 3200T). In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter from Skechers’ independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence from Skechers and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to KPMG LLP during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2011 be included in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Respectfully submitted,

Morton Erlich, Chairman

Geyer Kosinski

Richard Siskind

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2011 and 2010

We retained KPMG LLP to provide services for fiscal years 2011 and 2010 in the categories and amounts as follows:

Service	2011	2010
Audit fees(1)	$1,705,000	$1,654,000
Audit-related fees(2)	—	30,000
Tax fees(3)	403,000	335,000
All other fees	—	—

Total audit and non-audit fees	$2,108,000	$2,019,000

(1)	These are fees for the audit of our annual financial statements and the review of our annual report on Form 10-K, the review of financial statements included in our quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and consultations regarding financial accounting and reporting, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	These are fees for assurance, accounting research and services related to the audit or a review of our financial statements that are not reported as “Audit” fees.
(3)	These are fees for U.S. federal, state and international tax compliance and tax consulting.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax and all other services by the Audit Committee in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Pre-Approval Policy also provides a list of prohibited non-audit services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, the requested service will require specific pre-approval by the Audit Committee. The term of any pre-approved services is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and may revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee after the independent registered public accounting firm’s appointment for the then current fiscal year has been approved by the Audit Committee. Any fees for proposed services exceeding these levels will also require specific pre-approval by the Audit Committee. All services provided by our independent registered public accounting firm in 2011 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

Attendance at Annual Meeting

A representative of KPMG LLP will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of March 30, 2012 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person that we know to be a beneficial owner of more than 5% of either class of our Common Stock and (iv) all of our directors and executive officers as a group.

Each stockholder’s percentage of ownership in the following table is based upon 38,722,923 shares of Class A Common Stock and 11,274,090 shares of Class B Common Stock outstanding as of March 30, 2012. Our Class B Common Stock is convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of our Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of March 30, 2012 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. See the section entitled “Transactions with Related Persons” in this proxy statement for a description of transactions between the Greenberg Family Trust, of which Robert Greenberg is a trustee, Michael Greenberg and our company. To our knowledge, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned		Percentage of Class A Shares Beneficially Owned	Number of Class B Shares Beneficially Owned		Percentage of Class B Shares Beneficially Owned
5% stockholders:
FMR LLC	6,096,103	(1)	15.7%	—		—
Artisan Partners Holdings LP	3,109,100	(2)	8.0	—		—
BlackRock, Inc.	2,818,817	(3)	7.3	—		—
Wellington Management Company, LLP	2,699,812	(4)	7.0	—		—
Pzena Investment Management, LLC	2,453,066	(5)	6.3	—		—
The Vanguard Group, Inc.	1,951,738	(6)	5.0	—		—
Gil Schwartzberg	4,641,162	(7)	10.7	4,641,162	(8)	41.2%
Named Executive Officers and directors:
Robert Greenberg	4,810,985	(9)	11.1	4,801,754	(10)	42.6%
Michael Greenberg	818,239	(11)	2.1	540,341	(12)	4.8
Jeffrey Greenberg	685,600	(13)	1.8	403,209	(14)	3.6
David Weinberg	174,467	(15)	*	—		—
Mark Nason	41,570		*	—		—
Philip Paccione	25,480		*	—		—
Morton Erlich	21,000	(16)	*	—		—
Geyer Kosinski	7,850		*	—		—
Richard Rappaport	11,000		*	—		—
Richard Siskind	61,333	(17)	*	—		—
Thomas Walsh	2,600		*	—		—
All current directors and executive officers as a group (11 persons)	6,660,124	(18)	15.0%	5,745,304		51.0%

*	Less than 1.0%

(1)	Information is based on a Schedule 13G filed with the SEC on February 14, 2012 and represents the number of shares beneficially owned as of December 31, 2011. Fidelity Management & Research Company

(“Fidelity”), a wholly-owned subsidiary of FMR LLC (“FMR”) and an investment adviser registered under the Investment Advisers Act of 1940, beneficially owns 6,096,103 shares of Class A Common Stock. The ownership of one investment company registered under the Investment Company Act of 1940, Fidelity Advisor Small Cap Fund, amounted to 2,236,704 shares of Class A Common Stock. The ownership of one investment company registered under the Investment Company Act of 1940, Fidelity Low-Priced Stock Fund, amounted to 3,859,399 shares of Class A Common Stock. Edward C. Johnson 3d, Chairman of FMR, and FMR, through its control of Fidelity, and Fidelity’s funds each has sole power to dispose of the 6,096,103 shares owned by such funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by Fidelity’s funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. The principal business office of FMR, Fidelity and the noted funds is located at 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	Information is based on a Schedule 13G filed with the SEC on February 6, 2012 and represents the number of shares reported as beneficially owned as of December 31, 2011. Andrew and Carlene Ziegler (the “Zieglers”) are the principal stockholders of ZFIC, Inc. (“ZFIC”), which is the sole stockholder of Artisan Investment Corporation (“Artisan Corp.”), which is the general partner of Artisan Partners Holdings LP (“Artisan Holdings”), which is the sole limited partner of Artisan Partners Limited Partnership (“Artisan Partners”), and Artisan Investments GP LLC (“Artisan Investments”) is the general partner of Artisan Partners, which is an investment adviser registered under the Investment Advisors Act of 1940. Artisan Partners Funds, Inc. (“Artisan Funds”) is an investment company registered under the Investment Company Act of 1940. Artisan Partners holds 3,109,100 shares, including 2,056,500 shares on behalf of Artisan Funds. Artisan Holdings has shared voting power with respect to 2,973,100 shares and shared dispositive power with respect to 3,109,100 shares. The principal business office of Artisan Corp., Artisan Holdings, Artisan Partners, Artisan Investments, ZFIC, the Zeiglers and Artisan Funds is located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.
(3)

Information is based on a Schedule 13G filed with the SEC on February 10, 2012 and represents the number of shares beneficially owned as of December 31, 2011. BlackRock, Inc. (“BlackRock”) has sole voting power and sole dispositive power with respect to 2,818,817 shares held by the following subsidiaries: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC and BlackRock Asset Management Ireland Limited. The principal business office of BlackRock is located at 40 East 52nd Street, New York, New York 10022.

(4)	Information is based on a Schedule 13G filed with the SEC on February 14, 2012 and represents the number of shares reported as beneficially owned as of December 31, 2011. Wellington Management Company, LLP (“Wellington”), in its capacity as investment adviser, may be deemed to beneficially own 2,699,812 shares that are held of record by its clients. Wellington has shared voting power with respect to 1,868,112 of the shares that it beneficially owns and shared dispositive power with respect to all of the shares that it beneficially owns. The principal business office of Wellington is located at 280 Congress Street, Boston, Massachusetts 02210.
(5)

Information is based on a Schedule 13G filed with the SEC on February 10, 2012 and represents the number of shares beneficially owned as of December 31, 2011. Pzena Investment Management, LLC (“Pzena”), in its capacity as investment advisor, has sole voting power with respect to 2,034,391 shares and sole dispositive power with respect to 2,453,066 shares. The principal business office of Pzena is located at 120 West 45th Street, 20th Floor, New York, New York 10036.

(6)	Information is based on a Schedule 13G filed with the SEC on February 8, 2012 and represents the number of shares beneficially owned as of December 31, 2011. The Vanguard Group, Inc. (“Vanguard”) has sole voting power with respect to 54,449 shares held by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, as a result of serving as investment manager of collective trust accounts. Vanguard has sole dispositive power with respect to 1,897,289 shares and shared dispositive power with respect to 54,449 shares. The principal business office of Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)	Represents 4,641,162 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 8 below.
(8)	Represents 320,581 shares of Class B Common Stock held by the Robert Y. Greenberg 2010 Annuity Trust, 320,581 shares of Class B Common Stock held by the M. Susan Greenberg 2010 Annuity Trust, 1,000,000 shares of Class B Common Stock held by the Robert Y. Greenberg 2011 Annuity Trust, 1,000,000 shares of Class B Common Stock held by the M. Susan Greenberg 2011 Annuity Trust, 1,000,000 shares of Class B Common Stock held by the Robert Y. Greenberg 2012 Annuity Trust and 1,000,000 shares of Class B Common Stock held by the M. Susan Greenberg 2012 Annuity Trust. Gil Schwartzberg may be deemed to beneficially own these shares as sole trustee of the trusts, and Mr. Schwartzberg has sole voting power and sole dispositive power with respect to the shares held by these trusts. Mr. Schwartzberg disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein. The principal business office of Mr. Schwartzberg is located at 269 S. Beverly Drive, Suite 1315, Beverly Hills, California 90212.
(9)	Includes 4,801,754 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 10 below.
(10)	Represents 4,801,754 shares of Class B Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg, our Chief Executive Officer and Chairman of the Board, is deemed to beneficially own as a trustee of the Trust. His wife, Susan Greenberg, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust.
(11)	Includes 540,341 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, and 56,502 shares of Class A Common Stock beneficially owned by Michael Greenberg, our President and a member of our Board of Directors, indirectly through his wife, Wendy Greenberg, and their children. Mr. Greenberg disclaims beneficial ownership of these 56,502 shares except to the extent of his pecuniary interest therein. Beneficial ownership of the 540,341 shares of Class B Common Stock is described in greater detail in note 12 below.
(12)	Represents 489,041 shares of Class B Common Stock held by the Michael and Wendy Greenberg Family Trust that Michael Greenberg is deemed to beneficially own as trustee of such trust, and 51,300 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s minor children and of which a third party acts as trustee. Mr. Greenberg disclaims beneficial ownership of these 51,300 shares except to the extent of his pecuniary interest therein.
(13)	Includes 403,209 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, 62,740 shares of Class A Common Stock held by the Jeffrey Greenberg 2012 GRAT that Mr. Greenberg is deemed to beneficially own as his wife is trustee of such annuity trust, which is for the benefit of his two daughters who are minors, and 22,568 shares of Class A Common Stock held in various trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as trustee of such trusts. Mr. Greenberg disclaims beneficial ownership of the 62,740 shares held in the annuity trust except to the extent of his pecuniary interest therein. Beneficial ownership of the 403,209 shares of Class B Common Stock is described in greater detail in note 14 below.
(14)

Represents 26,849 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that Jeffrey Greenberg, a member of our Board of Directors, is deemed to beneficially own as trustee of such trust, and 287,260 shares of Class B Common Stock held by the Jeffrey Greenberg 2012 GRAT that Mr. Greenberg is deemed to beneficially own as his wife is trustee of such annuity trust, which is for the benefit of his two daughters who are minors. Also represents 70,816 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as he or his wife is trustee of such trusts, and 10,792 shares of Class B Common Stock held by the Chloe July Greenberg custodial account and 7,492 shares of Class B Common Stock held by the Catherine Elle Greenberg custodial account, for which one of his siblings acts as custodian. These custodial accounts are for the benefit of Mr. Greenberg’s two daughters who are minors, and he disclaims beneficial ownership of the 287,260 shares held in the annuity trust and the 18,284 shares held in the two custodial accounts except to the extent of his pecuniary interest therein.
(15)	Includes 132,800 shares of Class A Common Stock that David Weinberg, our Chief Operating Officer, Chief Financial Officer, Executive Vice President and a member of our Board of Directors, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000.
(16)	Includes 17,500 shares of Class A Common Stock held by The Erlich Family Trust that Morton Erlich, a member of our Board of Directors, is deemed to beneficially own as a trustee of such trust.
(17)	Includes 35,000 shares of Class A Common Stock underlying options that are currently exercisable.
(18)	Includes 35,000 shares of Class A Common Stock underlying options that are currently exercisable by our executive officers and Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of initial ownership (Form 3’s) and reports of changes in ownership (Form 4’s and 5’s) of our securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file. Based on our review of copies of Form 3’s, 4’s and 5’s furnished to us as well as communications with our officers, directors and greater than ten percent stockholders, we believe that all of them complied with the filing requirements of Section 16(a) and we are not aware of any late or missed filings of such reports for the 2011 fiscal year.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As provided in our Audit Committee Charter, the Audit Committee shall review (i) at least annually a summary of directors’ and executive officers’ related party transactions and potential conflicts of interest and our policies relating to the avoidance of conflicts of interest (which is discussed in our Code of Business Conduct and Ethics), (ii) past and proposed transactions between our company, on the one hand, and any of our directors or executive officers, on the other hand, and (iii) policies and procedures as well as audit results associated with directors’ and executive officers’ expense accounts and perquisites, including the use of corporate assets.

Our Policies and Procedures for Related Person Transactions (the “Policy”), which was adopted by the Board of Directors as of March 8, 2007, covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) we are a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). A “Related Person” is any (a) person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of Skechers, (b) greater than five percent beneficial owner of our Class A or Class B Common Stock or (c) immediate family member of either of the foregoing.

Certain categories of transactions with Related Persons (such as transactions involving competitive bids) have been reviewed and pre-approved by the Audit Committee under the Policy. The Audit Committee shall review the material facts of all other transactions with Related Persons that require the Committee’s approval. If advance approval by the Audit Committee of a transaction with a Related Person is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. Factors that the Audit Committee will take into account include whether the transaction with a Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. No Audit Committee member shall participate in any discussion or approval of a transaction with a Related Person pursuant to which he is a Related Person except for providing material information concerning the transaction. For those transactions with a Related Person that are ongoing, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to determine that the Related Person remains appropriate.

The following list of transactions with Related Persons includes all such transactions equal to or greater than $120,000 that took place since January 1, 2011, which were identified by the Audit Committee, and each of these transactions was reviewed, and approved or ratified by the Audit Committee, pursuant to the policies and procedures discussed herein.

Related Person Transactions

As of March 30, 2012, Robert Greenberg, who is our Chairman of the Board and Chief Executive Officer, his children and the Greenberg Family Trust, collectively, beneficially own 58.2% of our Class B Common Stock and approximately 44.2% of the combined voting power of our Class A and Class B Common Stock. Robert Greenberg, directly and indirectly through the Greenberg Family Trust, beneficially owns approximately 31.7% of the combined voting power of our Class A and Class B Common Stock. As a result, Robert Greenberg is a “control person” of Skechers within the meaning of the rules and regulations promulgated under the Securities Act of 1933, as amended, and we are considered a “Controlled Company” under the NYSE Rules and are thereby exempt from certain listing requirements and regulations as set forth in the NYSE Rules. Michael Greenberg, who is our President, and Jeffrey Greenberg, both of whom are members of our Board of Directors, are each beneficiaries of the Greenberg Family Trust, which influences the election of Robert Greenberg, Michael Greenberg and Jeffrey Greenberg to our Board of Directors.

Michael Greenberg owns a 12% beneficial ownership interest in Manhattan Inn Operating Company, LLC (“MIOC”), the primary business of which is to own and operate the Shade Hotel in Manhattan Beach, California. David Weinberg, who is our Chief Operating Officer, Chief Financial Officer, Executive Vice President and a member of our Board of Directors, and Michael Greenberg’s brothers Jeffrey Greenberg, who is a director of Skechers, and Jason and Joshua Greenberg, all of whom are senior vice presidents of Skechers, own in aggregate a 17% beneficial ownership interest in MIOC. During 2011, we paid approximately $188,000 to the Shade Hotel for lodging, food and events that were held there including our annual holiday party.

On July 29, 2010, we formed Skechers Foundation (the “Foundation”), which is a 501(c)(3) non-profit entity that does not have any shareholders or members. The Foundation is not a subsidiary of and is not otherwise affiliated with Skechers, and Skechers does not have a financial interest in the Foundation. However, two officers and directors of Skechers, Michael Greenberg who is our President and David Weinberg who is our Chief Operating Officer and Chief Financial Officer, are also officers and directors of the Foundation. During the year ended December 31, 2011, we contributed $1,250,000 to the Foundation to use for various charitable causes.

Jeffrey Greenberg, Jason Greenberg, Joshua Greenberg and Jennifer Greenberg Messer, who are the children of Robert Greenberg and also the siblings of Michael Greenberg, are non-executive employees of Skechers, and they earned total compensation of $318,623, $547,007, $528,639 and $241,696, respectively, in 2011. Jeffrey Greenberg was also a member of our Board of Directors in 2011, but did not earn any additional compensation for services provided as a director.

Andrew Weinberg, who is the child of David Weinberg, is a non-executive employee of Skechers, and he earned total compensation of $203,408 in 2011.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder proposals intended to be presented at our next Annual Meeting of Stockholders to be held in 2013 must be received at our principal executive offices no later than December 31, 2012 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act, to be included in our proxy materials. Stockholders who wish to submit a proposal for consideration at our 2013 Annual Meeting of Stockholders, but who do not wish to submit a proposal for inclusion in our proxy statement, must, in accordance with our bylaws, deliver a copy of their proposal no later than the close of business on the 60th day nor earlier than the close of business on the 90th day in advance of such meeting. In either case, proposals should be sent by certified or registered mail, return receipt requested, to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, Attention: General Counsel.

OTHER BUSINESS

Our Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 30, 2012

Manhattan Beach, California

SKECHERS U.S.A., INC. 228 MANHATTAN BEACH BLVD. MANHATTANBEACH, CA 90266 ATTN: TED WEITZMAN

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors Nominees
01 Robert Greenberg 02 Morton Erlich 03 Thomas Walsh

NOTE: Each of the person’s named as proxies herein are authorized, in such person’s discretion, to vote upon such other matters as may properly come before the Annual Meeting of Stockholders, or any adjournments thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

SKECHERS U.S.A., INC.

Annual Meeting of Stockholders

Thursday May 24, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Skechers U.S.A., Inc. a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2012, and hereby appoints David Weinberg and Richard Siskind and each of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held at our corporate offices located at 330 South Sepulveda Boulevard, Manhattan Beach, California 90266, on Thursday, May 24, 2012, at 10:00 a.m. Pacific time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged. Directions to the Annual Meeting may be found by going to the annual meeting section of the investor relations page of our corporate information website at www.skx.com/investor.jsp.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address change/comments:

__________________________________________________________________________________________

___________________________________________________________________________________________

___________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side